Exhibit 99.1

BioTime, Inc. Reports Third Quarter 2015 Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--November 9, 2015--BioTime, Inc. (NYSE MKT and TASE:BTX) today reported financial results for the third quarter ended September 30, 2015 and provided an update on its recent accomplishments.

“During the third quarter, BioTime and its family of companies achieved significant progress on multiple fronts,” said Adi Mohanty, BioTime’s co-Chief Executive Officer. “We are delivering on our commitment to reduce the complexity of our operations while progressively unlocking the value of our subsidiaries for BioTime shareholders. An important step forward in this effort was the announcement that OncoCyte Corporation, our cancer diagnostics subsidiary, had filed a Form 10 Registration Statement with the Securities and Exchange Commission for our planned distribution of OncoCyte common stock to our shareholders. On the financial front, we strengthened our capital position through the sale of $34.0 million of BioTime common shares to institutional investors in September and early October. At the same time, we continued to advance the clinical development of our products that are aimed at addressing large unmet patient needs. We also announced several collaborations with leading medical and academic institutions, as well as a major corporate partnership to develop bone grafting products. All the while, we’ve continued to evolve the management of the company toward an organization that is structured to support later-stage clinical trials and commercial products.”

“BioTime continues to strengthen its leadership position in regenerative medicine on many fronts,” said Dr. Michael D. West, BioTime’s co-Chief Executive Officer. “During the third quarter, BioTime’s ESI-BIO division launched its new technology platform that provides a more complete and accurate model to study the effects of drugs and therapeutic compounds on vascular network formation. The recently announced formation of Ascendance Biotechnology, Inc. by combining ESI-BIO with Hepregen Corporation has the potential to offer an enhanced, broad portfolio of products and services to the rapidly growing and largest segment of the research product market. Our proprietary PureStem® technology for the production of industrial-scale pure stem cells is the basis for the collaboration between our subsidiary OrthoCyte Corporation and Heraeus Medical GmbH for the development of bone grafting therapies. This collaboration represents validation for our human embryonic progenitor cell technology as we continue to develop other products based on PureStem®.”

Third Quarter and Recent Highlights

Corporate Developments

  On November 5, 2015, BioTime and Hepregen Corporation formed Ascendance Biotechnology, Inc., a new self-funding company that combines Hepregen’s cellular micro-patterning drug and chemical screening technologies with BioTime’s ESI-BIO research products and proprietary stem cell technologies.
  BioTime’s Board of Directors appointed Adi Mohanty to serve with Michael D. West as co-Chief Executive Officer. Dr. West will lead BioTime’s science, technology development, and intellectual property activities with a particular focus on growing the Company’s discovery and pre-clinical product development programs. Mr. Mohanty will lead the Company’s advanced clinical development programs and commercialization strategies, as well as assume leadership of its corporate and administrative activities. Mr. Mohanty has served as BioTime’s Chief Operating Officer since December 2014.
  BioTime raised approximately $34.0 million during the third quarter and early October through sales of common shares to a select group of U.S. investors, and certain investment funds in Israel that hold shares of companies that are included within Tel Aviv Stock Exchange indexes.
  BioTime’s subsidiary OncoCyte Corporation filed a Form 10 Registration Statement with the Securities and Exchange Commission for BioTime’s planned distribution of OncoCyte common stock to BioTime common shareholders. BioTime expects that the distribution will provide OncoCyte with greater access to capital markets in order to obtain its own financing for its operations, separately from BioTime financings. The distribution will also allow BioTime and OncoCyte to each focus on its own strategic priorities relating to its own management, capital structure, business model, and financial goals. BioTime’s plan is to effect the distribution to BioTime shareholders in late 2015, subject to certain conditions. BioTime expects to continue to own a majority of the outstanding common stock in OncoCyte immediately after the distribution.
  OncoCyte Corporation appointed Cavan Redmond, former CEO of WebMD Health Corp. and Group President of Pfizer, as an independent member of its Board of Directors. Mr. Redmond is a seasoned healthcare strategist who has held a number of global leadership positions and has over 25 years of corporate strategy experience.
  On November 2, 2015, BioTime’s subsidiary Asterias Biotherapeutics, Inc. (NYSE MKT: AST) announced the appointment of Georgia Erbez as Chief Financial Officer, effective November 9, 2015. Ms. Erbez is a seasoned financial executive with experience in the areas of capital resource development and business development. Previously, Ms. Erbez served as a financial consultant to numerous biotechnology companies. Prior to that, she served as Chief Financial Officer, Secretary, and Treasurer of Raptor Pharmaceutical Corp.
  BioTime's common shares began trading on the Tel Aviv Stock Exchange (TASE) under the ticker symbol BTX on September 8, 2015. BioTime’s shares were included in six major TASE equity indexes: TA-75, TA-100, TA-BlueTech, TA-Composite, TA-Tech-Elite, and TA-Biomed. BioTime’s shares will continue to be listed on the NYSE MKT, subject to the rules and regulations of the NYSE MKT applicable to listed companies.

Cell Therapies

  Cell Cure Neurosciences Ltd. received Fast Track designation from the U.S. Food and Drug Administration (FDA) for OpRegen® for the treatment of the dry form of age-related macular degeneration (AMD), a leading cause of blindness in an aging population. The Fast Track designation confers benefits to a drug sponsor, including more frequent communication with FDA on the drug development plan, clinical trial design, potential eligibility for Accelerated Approval and Priority Review, and a rolling regulatory review. OpRegen® is a cell-based therapeutic product consisting of retinal pigment epithelial (RPE) cells.
  In August, Asterias Biotherapeutics, Inc. concluded recruitment of the initial safety cohort of the SCiStar Phase 1/2a dose-escalation clinical trial of AST-OPC1 (oligodendrocyte progenitor cells) for complete cervical spinal cord injury (SCI), in which three patients were administered a low dose of 2 million AST-OPC1 cells. The results of the study continue to support a robust safety profile for AST-OPC1, with no serious adverse events observed in any of the three treated patients to date.
  In October, following review of the 30-day post-injection safety data from the initial safety cohort, the Data Monitoring Committee recommended dose escalation of AST-OPC1 to the second cohort in the Phase 1/2a clinical trial. Recruitment for the second cohort has commenced, with a planned enrollment of five patients who will each receive 10 million cells of AST-OPC1.
  Asterias announced the publication of preclinical data in Regenerative Medicine that supports the safety and use of AST-OPC1 as a treatment for SCI. The preclinical results showed that AST-OPC1 cells did not cause any adverse clinical observations, toxicities, allodynia, or tumors. AST-OPC1 exhibited robust persistence and limited migration within the thoracic and cervical spinal cord. In addition, AST-OPC1 demonstrated nerve growth-stimulating properties and remyelinating properties that supported restoration of function in animal models.
  Asterias announced a collaboration with the UK-based Cell Therapy Catapult to advance the development of large-scale manufacturing processes for AST-VAC2, Asterias’ allogeneic dendritic cell immunotherapy. Under the agreement, the Cell Therapy Catapult will streamline and scale manufacturing processes for AST-VAC2 to support advanced clinical trials and eventual commercialization of AST-VAC2. Asterias has an ongoing partnership with Cancer Research UK to execute the first stage of AST-VAC2 clinical development, under which Cancer Research UK will sponsor and manage a Phase 1/2a clinical trial of AST-VAC2 in non-small cell lung carcinoma.
  BioTime’s subsidiary OrthoCyte Corporation and Heraeus Medical entered into exclusive development and worldwide licensing agreements for the development of innovative bone grafting therapies to address orthopedic unmet needs based on the use of BioTime’s proprietary PureStem® human embryonic progenitor cell technology.

Cell Delivery Technology

  Patient enrollment is ongoing in BioTime’s pivotal clinical trial in Europe of Renevia™ for HIV-associated lipoatrophy. As planned, an additional clinical trial site in Barcelona was recently opened. BioTime currently expects completion of trial enrollment in the first half of 2016. There have been no serious adverse events observed in any of the treated patients to date.

Cancer Diagnostics Platform

  The Wistar Institute and BioTime subsidiary OncoCyte Corporation expanded their collaboration to continue to develop a simple, non-invasive, highly sensitive and specific, blood-based diagnostic test designed to aid physicians in the early detection of lung cancer. The expanded collaboration follows the presentation at the American Thoracic Society International Conference in May 2015 of interim results from a large clinical trial, which showed that OncoCyte’s blood-based diagnostic test for non-invasive detection of lung cancer demonstrated a high level of observed sensitivity and specificity. Dependent on achieving successful scientific and technical results at this stage of development, OncoCyte and Wistar will conduct final validation of the diagnostic test with the goal of completing that work in 2016 to enable OncoCyte to commercially launch the lung diagnostic test.

Other Products

  ESI-BIO, the stem cell products division of BioTime, Inc., launched its new technology platform, VascuNet™ Pericyte Co-Culture Assay, designed to give pharmaceutical drug screeners and researchers new standardized in vitro assays that provide a stable, clinically relevant angiogenesis model with greater physiological relevance and accuracy not currently obtainable by other vascular network systems.
  The Icahn School of Medicine at Mount Sinai and LifeMap Solutions, a digital-health subsidiary of BioTime, Inc., announced initial results and new features to enhance clinical impact for their free Asthma Health app. The app enables individuals with asthma to participate in a large-scale medical research study by simply using their Apple iPhones. The app’s newest features will help enable Asthma Health study participants to use the app with their physicians.
  LifeMap Sciences, Inc. announced that its next-generation sequencing (NGS) analysis and interpretation tools, VarElect, the NGS phenotyper, and GeneAnalytics™, a novel gene set analysis tool, have been licensed by SciLifeLab. The LifeMap NGS tools will be used by SciLifeLab, a leading provider of molecular biosciences services to leading biomedical research institutions and companies, to enhance the bioinformatics analysis services that it provides across Sweden.

Financial Results

Revenue

BioTime’s operating revenues are currently generated from the following sources: research grants, licensing fees, and royalties from the sale of Hextend®; advertising from the marketing of the LifeMap Sciences online database products; and from the sale of hydrogels and stem cell products for research.

Total consolidated revenues for the third quarter were $2.3 million, up $1.1 million from $1.2 million for the same period one year ago. Total consolidated revenues for the nine months ended September 30, 2015 were $5.6 million, up $2.2 million from $3.4 million for the same period one year ago. The increase in revenues is primarily attributable to increases in grant income primarily from Israel’s Office of the Chief Scientist and the California Institute for Regenerative Medicine, and from sales of research products and services.

Expenses

Consolidated operating expenses for the third quarter were $19.0 million, compared to $13.1 million for the same period in 2014. Research and development expenses for the third quarter were $11.4 million, compared to $8.8 million in the third quarter a year ago. The increase is in part a result of increased expense primarily related to regulatory and clinical trials of Asterias’ AST-OPC1, and OncoCyte’s cancer diagnostic tests. General and administrative expenses for the third quarter were $7.5 million, compared to $4.3 million in the third quarter a year ago. The increase is in part a result of increased staffing at BioTime, OncoCyte, and LifeMap Sciences’ subsidiary LifeMap Solutions.

Operating expenses for the nine months ended September 30, 2015 were $48.7 million, compared to expenses of $39.0 million for the same period of 2014. Excluding Asterias’ operating expense of $17.0 million, the expenses of BioTime and its other subsidiaries, including OncoCyte and the ESI-BIO operations that are now part of Ascendance, totaled $31.7 million. The increase in operating expenses is primarily attributable to increases in staffing and increased expenditures for the Asterias, OncoCyte, and LifeMap Solutions product development programs, offset in part by a reduction in development expenses for BioTime’s HyStem® hydrogel and the OrthoCyte and ReCyte Therapeutics product development programs.

Net Loss

Net loss attributable to BioTime for the three months ended September 30, 2015 was $13.6 million, including deferred income tax benefits of $948,000. For the same period in 2014, net loss was $8.3 million, including deferred income tax benefits of $2.3 million. On a per share basis, net loss for the third quarter in 2015 was $0.18 per share, compared to a net loss of $0.12 per share for the same period in 2014.

Net loss attributable to BioTime common shareholders for the nine months ended September 30, 2015 was $33.6 million or $0.43 per share, compared to a net loss of $25.8 million or $0.41 per share for the same period in 2014. The increase in net loss is primarily attributed to increased expenditures for the Asterias, OncoCyte, and LifeMap Solutions product development programs, offset in part by a reduction in development expenses for BioTime’s HyStem® hydrogel and the OrthoCyte and ReCyte Therapeutics product development programs. This increase in net loss is also to some extent offset by the $3.4 million income tax benefit recorded as of September 30, 2015 and $5.2 million in the same period in 2014.

Net losses attributable to BioTime include losses from BioTime majority-owned subsidiaries based upon BioTime’s percentage ownership of those subsidiaries.

Balance Sheet

Cash and cash equivalents totaled $29.4 million as of September 30, 2015, compared to $29.5 million as of December 31, 2014. The cash on hand as of September 30, 2015 includes $24.8 million held by Asterias, OncoCyte, and other subsidiaries.

During October 2015, BioTime raised an additional $25.5 million and BioTime’s subsidiary OncoCyte raised an additional $771,000 of equity capital through the sale of 8.4 million BioTime common shares, combined, to certain investors. As a result, BioTime had approximately $52.0 million in cash and cash equivalents as of October 31, 2015.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and cancer diagnostics, nearing the completion of initial clinical studies for the detection of lung, bladder, and breast cancers. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include the publicly traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated online database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP-compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI-BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases, and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

BioTime common stock is traded on the NYSE MKT and TASE under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime’s Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUES:
Subscription and advertisement revenues	$343	$285	$1,020	$880
Royalties from product sales	357	148	631	322
Grant income	1,466	648	3,596	1,863
Sale of research products and services	140	110	328	300
Total revenues	2,306	1,191	5,575	3,365

Cost of sales	(432)	(231)	(957)	(614)

Gross profit	1,874	960	4,618	2,751

OPERATING EXPENSES:
Research and development	(11,433)	(8,836)	(29,816)	(26,268)
General and administrative	(7,545)	(4,262)	(18,911)	(12,764)
Total operating expenses	(18,978)	(13,098)	(48,727)	(39,032)
Loss from operations	(17,104)	(12,138)	(44,109)	(36,281)
OTHER INCOME/(EXPENSE):
Interest expense, net	(12)	(7)	(207)	(30)
Other income/(expense), net	(573)	(119)	(408)	157
Total other income/(expense), net	(585)	(126)	(615)	127
LOSS BEFORE INCOME TAX BENEFIT	(17,689)	(12,264)	(44,724)	(36,154)

Deferred income tax benefit	948	2,313	3,395	5,175

NET LOSS	(16,741)	(9,951)	(41,329)	(30,979)

Net loss attributable to non-controlling interest	3,115	1,683	7,762	5,151

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	(13,626)	(8,268)	(33,567`)	(25,828)

Dividends on preferred shares	(363)	(34)	(415)	(34)

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. COMMON SHAREHOLDERS	$(13,989)	$(8,302)	$(33,982)	$(25,862)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.18)	$(0.12)	$(0.43)	$(0.41)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
OUTSTANDING: BASIC AND DILUTED	79,224	67,921	78,619	62,594

BIOTIME, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$29,378	$29,487
Trade accounts and grants receivable, net	944	1,042
Inventory	260	266
Landlord receivable	1,525	378
Loan receivable	506	-
Prepaid expenses and other current assets	1,752	1,232
Total current assets	34,365	32,405

Equipment, net and construction in progress	6,781	2,858
Deferred license fees	352	337
Deposits and other long-term assets	455	453
Intangible assets, net	34,906	38,848
TOTAL ASSETS	$76,859	$74,901

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$7,793	$6,803
Capital lease liability, current portion	46	58
Promissory notes, current portion	95	-
Related party convertible debt, net of discount	255	60
Deferred grant income	1,869	-
Deferred license and subscription revenue, current portion	278	208
Total current liabilities	10,336	7,129

LONG-TERM LIABILITIES
Deferred tax liabilities, net	1,119	4,515
Deferred rent liabilities, net of current portion	95	97
Lease liability	4,089	378
Capital lease liability, net of current portion	-	31
Promissory notes, net of current portion	268	-
Other long-term liabilities	18	28
Total long-term liabilities	5,589	5,049

Commitments and contingencies

SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, no par value, authorized 2,000 shares as of September 30, 2015 and December 31, 2014; none and 70 issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	-	3,500
Common stock, no par value, authorized 125,000 shares as of September 30, 2015 and December 31, 2014; 86,764 issued and 82,045 outstanding as of September 30, 2015 and 83,122 issued and 78,228 outstanding at December 31, 2014	248,069	234,850
Accumulated other comprehensive income/(loss)	(87)	186
Accumulated deficit	(215,757)	(182,190)
Treasury stock at cost: 4,719 and 4,894 shares at September 30, 2015 and at December 31, 2014, respectively	(19,182)	(19,890)
BioTime, Inc. shareholders' equity	13,043	36,456
Non-controlling interest	47,891	26,267
Total shareholders' equity	60,934	62,723
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$76,859	$74,901

CONTACT:
BioTime, Inc.
Dan L. Lawrence, 510-775-0510
dlawrence@biotimeinc.com
or
Investor Contact:
EVC Group, Inc.
Michael Polyviou, 646-445-4800
mpolyviou@evcgroup.com
or
Media Contact:
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com
or
Israel Contact:
Gelbart-Kahana Investor Relations
Zeev Gelbart, +972-3-6074717
zeevg@gk-biz.com